                                                                 EXHIBIT 99c

                                                               PRESS RELEASE

  IMS' DIGITAL VIRTUALTESTER WINS BEST IN TEST AWARD FROM TEST AND MEASUREMENT WORLD; AWARD REFLECTS IMS' VIRTUAL TEST DIVISION'S LEADERSHIP ROLE IN VIRTUAL
                                TEST TECHNOLOGY

BEAVERTON, Ore.--(BUSINESS WIRE)--Dec. 15, 1997--

The Virtual Test Division of Integrated Measurement Systems, Inc. (IMS) (NASDAQ:
IMSC) today announced that Digital VirtualTester(tm) has been named a 1997 Best in Test Award winner by Test & Measurement World magazine.

Digital VirtualTester, introduced in July 1997, is the first automated test productivity software tool to provide test engineers with virtual desktop automated test equipment (ATE) to verify and debug IC test patterns and timing on engineering workstations rather than ATE. The easy-to-use $50,000 software system can save months in time-to-market costs by allowing engineers to perform IC test development in a fault-free virtual test environment prior to silicon fabrication.

"We are extremely gratified to be honored by Test & Measurement World. This award validates the significant technological advances made by our growing line of virtual test products," said David Brinker, IMS' Virtual Test Division general manager. "I am very proud of our team."

The Best in Test Awards are presented annually by the editors of Test & Measurement World to honor important new products in the electronics test and measurement industry. In 1997, the editors of Test & Measurement World selected 11 product winners. Readers of the magazine have the opportunity to vote for the one product that will be named Test Product of the Year. This honor will be presented at the Nepcon West show in Anaheim, Calif., March 1-5, 1998. Winners of the Best in Test Awards can be seen on the publication's Web site at www.tmworld.com.

ABOUT IMS

IMS is a recognized world leader in the manufacture, sales and service of a diverse, quality product line of engineering Test Stations and Virtual Test Software which provide cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past four years, IMS has been rated the #1 test company in VLSI Research's 10 BEST Customer Satisfaction Survey of Test and Material Handling Equipment Suppliers. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Telephone:
503/626-7117 or 800/879-7117 or visit our Web sites at www.virtualtest.com and at www.ims.com.